SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                                    NMBT CORP
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                     Pending
       ----------------------------------           ------------------------
         (State of Incorporation                      (I.R.S. Employer
           or organization)                          Identification No.)


55 Main Street New Milford, CT                    06776-2400
---------------------------------------           ------------------------
(Address of principal executive offices)          (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


Securities to be registered pursuant to Section 12(g) of the Act:

        Common Stock, par value $.01 per share
        (Title of class)

        Small Cap Tier of NASDAQ Stock Market
        (Name of Exchange)

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ITEM I.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                       COMPANY CAPITAL STOCK

     The certificate of incorporation of NMBT CORP (the "Company") authorizes the issuance of 8,000,000 shares of common stock, par value $.01 per share, ("Company Common Stock"), and 2,000,000 shares of serial preferred stock, $.01 par value per share. As of the date hereof, there were 2,600,358 shares of Company Common Stock issued and outstanding.

     Authorized but unissued shares of capital stock may be used for various purposes, including stock splits and dividends, potential acquisitions, public offerings, stock option and employee stock plans and dividend reinvestment plans. Authorized but unissued shares of capital stock, or securities convertible into or exchangeable for such capital stock, could also be issued by the Board of Directors in a manner which could make a change in control more difficult. Under certain circumstances, such shares could be sold privately to purchasers who might support the Board of Directors in opposing a takeover bid which the Board determines not to be the best interest of the shareholders.

     The Board of Directors of the Company has no present plans to issue any shares of Company Common Stock, except for shares that will be issued pursuant to stock option plans.

     Company Common Stock may not be used as collateral to secure loans from The New Milford Bank & Trust Company ("NMBT"), the Registrant's wholly-owned banking subsidiary. Unless prior approval of the Federal Reserve Board is obtained, the Company may not redeem shares of Company Common Stock in amounts exceeding 10% of its consolidated net worth in any twelve month period.

     Certain provisions of the Certificate of Incorporation and Bylaws of the Company may make the accomplishment of certain mergers, tender offers and other business combinations and the removal of incumbent management more difficult. Such provisions affect the rights of holders of Company Common Stock, and the amendment of such provisions is subject to "super-majority" voting requirements.

VOTING RIGHTS

     Each holder of Company Common Stock is entitled to one vote for each share held. The shares of Company Common Stock do not have cumulative voting rights. Cumulative voting rights mean that holders of more than 50% of shares voting for the election of directors have the ability to elect 100% of the directors then standing for election if they choose to do so, and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

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PREEMPTIVE RIGHTS

     Under the Company's Certificate of Incorporation, shareholders of the Company do not have preemptive rights to subscribe for or purchase shares of any class of capital stock now or hereafter authorized or securities convertible into shares of any class of capital stock of the Company. Without preemptive rights, a shareholder's ownership is subject to dilution if additional shares are issued.

DIVIDEND RIGHTS

     The holders of Company Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company. Dividends may be declared and paid by the Company only out of funds legally available therefore. Under Delaware law, dividends may generally be declared by the Board of Directors of a corporation and paid in cash, property or in shares of such corporation, to the extent of its surplus as defined therein. For the foreseeable future, the sole source of amounts available to the Company for the declaration of dividends will be dividends declared and paid by NMBT on shares of its common stock, par value $1.00 per share ("Bank Common Stock"). Any amounts received by the Company will be used to pay the operating expenses of the Company, and for other activities in which it may engage, including the acquisition of other financial institutions, before any dividends can be paid on Company Common Stock. It is anticipated that the only operating expenses of the Company will be administrative expenses of its officers, which in large part will be allocated to and reimbursed by NMBT. Holders of Bank Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Cash dividends may be paid by NMBT out of current or accumulated net profits and not out of the capital surplus account. Under Connecticut law, a Connecticut-chartered capital stock bank may not pay out in dividends in any calendar year an amount exceeding the total of its net profits of that year combined with its retained net profits of the preceding two years, unless such larger dividend is specifically approved by the Banking Commissioner. Additionally, earnings appropriated to bad debt reserves for loan losses and deducted for Federal income tax purposes are not available for cash dividends without the payment of taxes at then current income tax rates on the earnings so used. The present intention of the Board of Directors of the Company is to declare and pay cash dividends on a quarterly basis. The payment and size of any dividend will depend on the future earnings of the Company and NMBT. Under the Certificate of Incorporation of the Company, the Company has the authority to issue preferred stock with dividend rights superior to the Company Common Stock that may adversely affect the amount or frequency of Company Common Stock dividends, although the Company has no plans at this time to issue such preferred stock.

LIQUIDATION RIGHTS

     In the unlikely event of liquidation of the Company, holders of Company Common Stock are entitled to share pro rata in the net assets of the Company remaining after payment of all amounts due creditors. In the event of the concurrent liquidation of the Company and NMBT, the net assets available for payment to holders of Company Common Stock would be the net assets remaining after payment of all amounts due creditors of the Company and NMBT.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent and registrar for Company Common Stock.

SERIAL PREFERRED STOCK

     The Board of Directors of the Company may, without the action of the Company's shareholders, issue preferred stock from time to time in one or more series with distinctive serial designations.

     The Board of Directors is authorized to determine, among other things, with respect to each series which may be issued: (1) the dividend rate and conditions and dividend preferences, if any; (2) whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (3) whether, and to what extent, the holder of such series would enjoy voting rights, if any, in addition to those prescribed by law; (4) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; (5) whether, and upon what terms, such series would be redeemable; (6) whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof; and (7) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company. With regard to dividends, redemption rights and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of preferred stock and Company Common Stock.

     It is not possible to state the actual effect of the authorization of the preferred stock upon the rights of holders of shares of Company Common Stock until the Board of Directors determines the specific rights of the holders of a series of preferred stock. However, such effects might include: (1) restriction on the payment of dividends on Company Common Stock if dividends on preferred stock have not been paid; (2) dilution of the voting power of Company Common Stock to the extent that the preferred stock has voting rights; (3) dilution of the equity interest of Company Common Stock to the extent that the preferred stock is converted into Company Common Stock; or (4) Company Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the preferred stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Accordingly, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company.

     The Company has no present plans to issue or authorize the issuance of any shares of preferred stock.

MARKET

     Because no shares of Company Common Stock have been issued, other than the shares issued in connection with the formation of the Company, no market for Company Common Stock has been established, and there have been no transactions therein.

SHAREHOLDERS' MEETINGS

     The Company's Bylaws provide that, unless a special meeting of shareholders is otherwise required by law, such meeting can only be called by a majority of the Board of Directors. Moreover, the Company's Certificate of Incorporation permits the shareholders to act only at a duly called annual or special meeting and not by any written consent of the shareholders. This provision effectively prevents any shareholder action prior to the next annual meeting unless a majority of the Board of Directors agrees to call a shareholders' meeting prior to that date.

BOARD OF DIRECTOR PROVISION

     Certain provisions of the Company's Certificate of Incorporation and Bylaws impede changes in majority control of the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company will consist of not less than five nor more than twelve members and will be divided into three classes, with directors in each class elected for three-year terms. The Company's Bylaws provide that the number of positions on the Board of Directors will be fixed by resolution of the Board of Directors or, in the absence of such resolution, will be the number of directors elected at the last annual meeting plus the number of incumbent directors whose terms did not expire at such annual meeting. The Board of Directors may increase the number of directors by no more than two in each fiscal year, and may decrease the number of directors at any time (but to not less than five directors). No decrease in the number of directors will shorten the term of any incumbent director. The Company's Certificate of Incorporation and Bylaws also impose restrictions on the ability of shareholders to nominate candidates for the Board of Directors, requiring, in general, not less than sixty (60) nor more than ninety (90) days prior written notice of such nominations.

     The Company's Certificate of Incorporation and Bylaws provide that vacancies created by an increase in the number of directorships can be filled for the unexpired term by the Board of Directors. Vacancies occurring for any other reason, such as death or resignation, would be filled by the remaining directors. The effect of these provisions would prevent a new majority shareholder from increasing the size of the Board of Directors and from then filling the vacancies created by such increase. They would also prevent a new majority shareholder from filling any vacancies on the Board of Directors arising by resignation, death or other reason.

     No person will be eligible for election or re-election as director if he or she has reached age seventy (70) at the time of such election. Any director who reaches age seventy (70) at any subsequent time during his or her term of office is required to vacate office at the expiration of such director's term. However, no person who served as a director in June of 1994 is prevented from being re-elected as a director until he or she has reached his or her 72nd birthday. The office of any person who has reached his or her 72nd birthday and who was serving as a director as of that date becomes vacant at the Annual Meeting of Stockholders at which such Director's term expires.

     The Company's Certificate of Incorporation and Bylaws provide that any director of the Company may be removed from office at anytime with or without cause by the affirmative vote of seventy-five (75%) percent of the entire Board of Directors at any meeting of the Board of Directors called for that purpose or by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of the Company's capital stock entitled to vote thereon. If there is a shareholder who owns ten percent (10%) or more of the Company's Capital Stock entitled to vote in an election for directors (a "Related Person"), such removal must also be approved by seventy-five (75%) percent of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person. The Bylaws define "cause" as either conviction of a felony or gross negligence or willful misconduct in the performance of a duty to the Company, as determined in good faith by a vote of not less than a majority of the Board of Directors.

     The Certificate of Incorporation and Bylaws of NMBT contain similar provisions relating to classification of the Board of Directors, the filling of vacancies on the Board of Directors, limitations on the maximum age of directors, and the removal of directors with or without cause.

FAIR PRICE PROVISION

     The Company's Certificate of Incorporation also requires that, unless otherwise required by law, certain "business combinations" with a holder of ten percent (10%) or more (hereinafter referred to as a "Related Person") of the Company's capital stock entitled to vote in the election of directors (hereinafter referred to as the "Company Voting Stock") must be approved by 80% of the Company Voting Stock and by a majority vote of such stock held by persons other than a Related Person ("80% Vote"). The purpose of this provision is to discourage front load or two-tier acquisitions. In this type of acquisition, one price is offered in a tender offer for a controlling block of stock and then a much lower price and/or less desirable form of consideration is offered for the remainder of the outstanding stock.

     The term "business combination" encompasses six categories of transactions. The first includes any merger, consolidation or share exchange by the Company or any subsidiary with any Related Person or affiliate thereof. The second category includes any sale, lease, exchange, mortgage or other disposition of assets to an Interested Shareholder within any twelve month period which is not in the usual and regular course of business, if the assets have a book value of 10% or more of either the total market value of the outstanding stock of the Company or the Company's net worth as of the end of the most recent fiscal quarter. The third category is the issuance or transfer to a Related Person, on a non-pro rata basis, of stock, or securities convertible into stock, having a market value equal to five percent (5%) or more of the total market value of all shares of stock of the Company. The fourth category is a liquidation or dissolution proposed by or on behalf of an Interested Shareholder or related person. The fifth category is any reclassification of securities or recapitalization which increases an Interested Shareholder's proportionate ownership of the Company's equity or convertible securities. The sixth category is the purchase or other acquisition by the Company of assets of a Related Person having a book value of ten (10%) percent or more of either the total market value of the Company or the Company's net worth as of the end of the most recent fiscal quarter.

     The  Company's  Certificate  of  Incorporation  exempts  from  the 80% Vote described above any business combination with a Related Person if the transaction is approved by the Company's Board of Directors before the Related Person first becomes a Related Person.

     The Company's Certificate of Incorporation also exempts from the 80% Vote, business combinations which satisfy certain "fair price" and procedural provisions. Five basic conditions must be met in order for this exemption to apply. The first condition is that the ratio of consideration for stock in the business combination to the market value of the stock is at least as great as the ratio of the highest per share consideration which the Related Person paid for stock to the market value of stock immediately prior to the initial acquisition of stock by the Related Person. The second condition requires that shareholders whose stock is acquired in the second or later stage of an acquisition must receive at least as much as the highest price the Related Person paid for shares within the prior two years, and in some cases a higher price, as determined by various formulas specified in the exemptive provision. These prices may bear no relation to the then-current market value of the Company's stock. The third condition is that the consideration in the business combination must be in the same form of consideration as the Related Person previously paid. This requirement prevents the use of cash in the "first tier" of an acquisition and less valuable securities in the "second tier". The fourth condition is designed to ensure that a Related Person has not, through the exercise of influence over the Company, enhanced his position or brought about actions detrimental to the other shareholders. Thus, any omission of preferred stock dividends, or the receipt by the Related Person of specified financial or tax benefits (such as loans, advances, pledges or guarantees provided by the Company), will prevent the use of the "fair price" exemption. The fifth condition requires that a proxy or information statement complying with the provisions of the Exchange Act be mailed to the Company's shareholders at least thirty (30) days prior to the consummation of the business combination, whether or not such proxy or information statements is required under the Exchange Act.

     In the event that the requisite approval of the Board of Directors was given on the "fair price" or the procedural requirements were met with respect to a particular business combination, the other voting requirements of the Certificate of Incorporation, discussed in the next section, and the normal voting requirements of Delaware law would apply. Under Delaware law, a merger, consolidation, sale of substantially all of the assets of the Company or the adoption of a plan of dissolution of the Company would require the approval of a majority of the outstanding shares of Company Common Stock. A reclassification of the Company's securities involving an amendment to the Certificate of Incorporation would require the approval of the holders of a majority of the Company capital stock entitled to vote thereon. A sale of less than substantially all of the assets of the Company, a merger of the Company with a company in which it owns 90% of the outstanding capital stock, or a reclassification of the Company's securities not involving an amendment to its certificate of incorporation would not require shareholder approval.

     The 80% Vote and other provisions of the Company's Certificate of Incorporation are substantially similar to the provisions of Section 203 of the General Corporation Law of Delaware. The fair price provisions have been included in the Company's proposed Certificate of Incorporation to retain the super-majority voting requirements and other provisions set forth in Section 203 in the event the Delaware statutory provisions are repealed or amended by the Delaware legislature.

BOARD OF DIRECTORS APPROVAL OF A BUSINESS COMBINATION OR STOCK PURCHASE

     The Company's Certificate of Incorporation prevents a Related Person from engaging in any "business combination" with the Company for a period of five (5) years following the date on which it first became a Related Person (i.e., the date on which it first acquired ten percent (10%) or more of the Company's Voting Stock) unless it is approved by the two-thirds of the Company Voting Stock and a majority of such stock held by persons other than a Related Person. A "business combination" is defined in the same way as for purposes of the fair price provision discussed above. Nevertheless, a business combination with a Related Person may occur before the termination of the five (5) year period if two-thirds of the Board of Directors of the Company gives its approval, before the date on which the Related Person becomes a Related Person, to either the proposed business combination or the proposed acquisition of the Company Voting Stock. The purpose of this provision is to effectively require any potential acquiror of the Company to seek the approval of the Board of Directors of the Company before launching a takeover attempt.

     In the event that the requisite prior Board of Director approval is obtained with respect to a particular business combination, the normal voting requirements of Delaware law would apply. Under Delaware law, a merger, consolidation, sale of substantially all of the assets of the Company or the adoption of a plan of dissolution of the Company would require the approval of a majority of the outstanding shares of the Company's capital stock. A reclassification of the Company's securities involving an amendment to its Certificate of Incorporation would require the approval of the holders of a majority of the Company's capital stock entitled to vote thereon. A sale of less than substantially all the assets of the Company, a merger of the Company with a company in which it owns 90% of the outstanding capital stock, a reclassification of the Company's securities not involving an amendment to this Certificate of Incorporation, or the granting of loans, advances, guarantees, pledges or other financial assistance to a person, would not require shareholder approval.

ANTI-GREENMAIL PROVISION

     The  Company's  Certificate  of  Incorporation   requires,   under  certain
circumstances, the affirmative vote of holders of not less than a majority of the outstanding shares of the Company's capital stock, voting together as a class, but excluding any stock owned by an Interested Securityholder (as hereinafter defined), before the Company may, directly or indirectly, purchase any of its equity securities from such Interested Securityholder who has beneficially owned such security less than two years prior to the date of said purchase. An "Interested Securityholder" is generally defined as the holder, directly or indirectly, of 3% or more of the class of the

Company's securities to be acquired. No such vote is required, however, if the Company makes a transfer or exchange offer to the Interested Securityholder and to all other shareholders on the same terms and conditions and in compliance with the Federal securities laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its officers, directors, employees and other persons to the fullest extent permitted by the Delaware Corporation Law ("DCL"). Section 145 of the DCL contains the indemnification provisions applicable to corporations. Under that statute, the amount of corporate indemnification differs, depending on whether or not liability arises as a result of an action brought by or in the right of a corporation. An action brought by or in the right of a corporation is called a "corporate suit", while an action not brought by or in the right of a corporation is called a "third party suit."

     Delaware law provides that a corporation shall indemnify a director or officer, and his legal representatives, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred with regard to any third party suit if: (a) the person is successful on the merits in defending the action or; (b) the board of directors, independent legal counsel or the shareholders conclude that the person acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and that, with respect to a criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere does not, in and of itself, create a presumption that the person did not act in good faith or in a manner he reasonably believed to be in the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     The statutes also provide that a corporation shall indemnify a director or officer, and his or her legal representatives, for reasonable expenses incurred in connection with a corporate suit under similar circumstances provided, however, the corporation may not provide indemnification if such person is adjudged to be liable to the corporation unless the court, upon application, determines that it is fair and reasonable for the corporation to indemnify such person.

     The Company's Certificate of Incorporation limits the personal liability of directors to the Company or to its shareholders for monetary damages arising due to the breach of the directors' fiduciary duty. However, certain limitations apply: (a) a director's liability to the Company cannot be reduced to an amount less than the compensation received by the director for the year in which the violation occurred; (b) to be subject to the limitation on liability, the breach of duty can not limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DCL or (iv) for any transaction from which the director derived an improper personal benefit.

CERTIFICATE OF INCORPORATION AMENDMENTS

     In general, approval of an amendment to the Company's Certificate of Incorporation will require the approval of the holders of only a majority of the outstanding shares of the Company's capital stock entitled to vote thereon. The Certificate of Incorporation requires that any amendment of the provisions of the Company's Certificate of Incorporation relating to various Board of Director provisions, the "anti-greenmail" provisions, meetings of shareholders, and the procedure for the amendment of the foregoing provisions be approved by two-thirds of the outstanding shares of the Company's capital stock entitled to vote thereon and if there is a Related Person, the amendment must also be approved by a majority of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person. Amendment of the provisions relating to business combinations requires a vote of eighty (80%) percent of the outstanding shares of the Company's Capital Stock entitled to vote thereon and, if there is a Related Person, the amendment must also be approved by a majority of the Company's Capital Stock entitled to vote thereon held by Shareholders other than the Related Person.

BYLAW AMENDMENTS

     Portions of the Company's Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Company's capital stock entitled to vote thereon or by the affirmative vote of two-thirds of the number of positions on the Board of Directors. However, certain provisions of the Bylaws relating to the fixing of the number of directorships, shareholder nomination of candidates for director, the removal of directors with cause, the filling of vacancies on the Board of Directors, the calling of special meetings of shareholders and the procedure for the amendment of the Bylaws may be amended only by the affirmative vote of two-thirds of the outstanding shares of the Company's capital stock entitled to vote thereon. If there is a Related Person, the Bylaw amendment must also be approved by two-thirds of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person.

REPURCHASE OF SHARES

     Under Delaware law the Company may not redeem or repurchase shares of its stock when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation.

     The Federal Reserve Board limits the amount of securities that a bank holding company may redeem in any one year without obtaining the prior approval of the Federal Reserve Board if the gross consideration paid for the redemption, when aggregated with the net consideration paid by the corporation for all such redemptions in the preceding twelve months, is equal to 10% or more of the corporation's consolidated net worth. For purposes of this regulation, "net consideration" is defined as gross consideration paid by the corporation for redemption of its equity securities during the twelve month period, less the gross consideration received for all its equity securities during the period other than as part of a new issue.

ITEM 2                 EXHIBITS

2       Agreement and Plan of  Reorganization
3.1     Certificate of Incorporation
3.2     By-Laws
10.     Material Contracts
10.1    Non-Statutory Stock Option Plan (1988)
10.2 1994 Stock Option Plan for Employees, Officers and Directors of The New Milford Bank & Trust Company
10.3    Amendment No. 1 to Non-Statutory Stock Option Plan
10.4    Amendment No. 1 to 1994 Stock Option Plan
10.5 Employment Agreement between The New Milford Bank & Trust Company and Michael D. Carrigan
10.6 Employment Agreement between The New Milford Bank & Trust Company and Jay C. Lent
10.7 Employment Agreement between The New Milford Bank & Trust Company and Peter Maher
11.     Statement re: computation of per share earnings
12.     Statements re: computation of ratios
21.     Subsidiary of Registrant
27.1    Financial Data Schedule - Year ended December 31, 1996
27.2    Financial Data Schedule - Quarter ended March 31, 1997
27.3    Financial Data Schedule - Six months ended June 30, 1997
27.4    Financial Data Schedule - Nine months ended September 30, 1997
99.     Additional Exhibits
99.1    Annual  Report and Form F-2 for fiscal year ended  December 31, 1996
99.2    Quarterly Report on Form F-4 for fiscal quarter ended March 31, 1997
99.3    Quarterly Report on Form F-4 for fiscal quarter ended June 30, 1997
99.4    Quarterly Report on Form F-4 for fiscal quarter ended September 30, 1997

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       NMBT CORP (Registrant)



                                       By /s/ Michael D. Carrigan
                                         ---------------------------------------
                                             Michael D. Carrigan, President and
                                             Chief Executive Officer

                                             Date:  11/25/97
                                                   -----------------


                                  Exhibit Index





--------- ---------------------------------------- -------------------------------------------------------------------------------
                                                                        SECURITIES ACT FORMS
                                                   -------------------------------------------------------------------------------

                                                    S-1     S-2     S-3     S-4     S-8     S-11     F-1     F-2     F-3     F-4

--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(1)       Underwriting agreements.                  X       X       X       X               X        X       X       X       X
(2)       Plan of acquisition, reorganization,      X       X       X       X       X       X        X       X       X       X
          arrangements, liquidation or
          succession.
(3)       (i) Articles of incorporation.           X                       X               X        X                       X
          (ii) By-laws.                            X                       X               X        X                       X
(4)       Instruments defining the rights of       X       X       X       X       X       X        X       X       X       X
          security holders, including indentures.
(5)       Opinion re legality.                     X       X       X       X       X       X        X       X       X       X
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(6)       Opinion re discount on capital shares.   X       X               X               X        X       X               X
(7)       Opinion re liquidation preference.       X       X               X               X        X       X               X
(8)       Opinion re tax matters.                  X       X       X       X               X        X       X       X       X
(9)       Voting trust agreement.                  X                       X               X        X       X               X
(10)      Material contracts.                      X       X               X               X        X       X               X
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(11)      Statement re computation of per share    X       X               X               X        X       X               X
          earnings.
(12)      Statement re computation of ratios       X       X       X       X               X        X       X               X
(13)      Annual report to security holders,               X               X
          Form 10-Q or quarterly report to
          security holders
(14)      Material foreign patents.                X                       X                        X                       X
(15)      Letter re unaudited interim financial    X       X       X       X       X       X        X       X       X       X
          information.
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(16)      Letter re change in certifying           X       X               X               X
          accountant.
(17)      Letter re director resignation
(18)      Letter re change in accounting
          principles.
(19)      Report furnished  to security holders.
(20)      Other documents or statements to
          security holders.
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(21)      Subsidiaries of the registrant.          X                       X               X        X                       X
(22)      Published report regarding matters
          submitted to vote of security holders.
(23)      Consents of experts and counsel.         X       X       X       X       X       X        X       X       X       X
(24)      Power of attorney.                       X       X       X       X       X       X        X       X       X       X
(25)      Statement of eligibility of trustee.     X       X       X       X               X        X       X       X       X
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------
(26)      Invitations for competitive bids.        X       X       X       X                        X       X       X       X
(27)      Financial Data Schedule.                 X       X       X       X               X
(28)      Information from reports furnished to    X       X       X       X       X
          state insurance regulatory authorities.
(99)      Additional Exhibits.                     X       X       X       X       X       X        X       X       X       X
--------- ---------------------------------------- ------- ------- ------- ------- ------- -------- ------- ------- ------- ------



--------- ---------------------------------------- -------------------------------------------
                                                             EXCHANGE ACT FORMS
                                                   -------------------------------------------
                                                         10       8-K      10-Q      10-K
--------- ---------------------------------------- ----------- -------- --------- ------------

(1)       Underwriting agreements.                                 X
(2)       Plan of acquisition, reorganization,            X        X        X         X
          arrangements, liquidation or
          succession.
(3)       (i) Articles of incorporation.                  X                  X        X
          (ii) By-laws.                                   X                  X        X
(4)       Instruments defining the rights of              X        X         X        X
          security holders, including indentures.
(5)       Opinion re legality.
--------- ---------------------------------------- ------------ -------- --------- -----------
(6)       Opinion re discount on capital shares.          X
(7)       Opinion re liquidation preference.              X
(8)       Opinion re tax matters.
(9)       Voting trust agreement.                         X                  X        X
(10)      Material contracts.                             X                  X        X
--------- ---------------------------------------- ------------ -------- --------- ----------
(11)      Statement re computation of per share           X                  X        X
          earnings.
(12)      Statement re computation of ratios              X                           X
(13)      Annual report to security holders,                                          X
          Form 10-Q or quarterly report to                X        X
          security holders.
(14)      Material foreign patents.                       X        X
(15)      Letter re unaudited interim financial
          information.                                    X                  X
--------- ---------------------------------------- ------------ -------- --------- ----------
(16)      Letter re change in certifying                  X        X                  X
          accountant.
(17)      Letter re director resignation                           X
(18)      Letter re change in accounting                                     X        X
          principles.
(19)      Report furnished  to security holders.                             X
(20)      Other documents or statements to                         X
          security holders.
--------- ---------------------------------------- ------------ -------- --------- ----------
(21)      Subsidiaries of the registrant.                 X        X                  X
(22)      Published report regarding matters                                 X        X
          submitted to vote of security holders.
(23)      Consents of experts and counsel.                         X         X        X
(24)      Power of attorney.                              X        X         X        X
(25)      Statement of eligibility of trustee.
--------- ---------------------------------------- ------------ -------- --------- ----------
(26)      Invitations for competitive bids.
(27)      Financial Data Schedule.                        X        X         X        X
(28)      Information from reports furnished to           X                           X
          state insurance regulatory authorities.
(99)      Additional Exhibits.                            X        X         X        X
--------- ---------------------------------------- ------------ -------- --------- ----------


Where incorporated by reference into the text of the prospectus and delivered to security holders along with the prospectus as permitted by the registration statement; or, in the case of the Form 10-K, where the annual report to security holders is incorporated by reference into the text of the Form 10-K.

Where the opinion of the expert or counsel has been incorporated by reference into a previously filed Securities Act registration statement.

An exhibit need not be provided about a company if: (1) with respect to such company an election has been made under Forms S-4 or F-4 to provide information about such company at a level prescribed by Forms S-2, S-3, F-2 or F-3 and (2) the form, the level of which has been elected under Forms S-4 or F-4, would not require such company to provide such exhibit if it were registering a primary offering.

If required pursuant to Item 304 of Regulation S-K.

Financial Data Schedules shall be filed by electronic filers only. Such schedule shall be filed only when a filing includes annual and/or interim financial statements that have not been previously included in a filing with the Commission. See Item 601(c) of Regulation S-K.